Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

NEXGEL, INC.

NEXGEL, Inc. (the “Corporation”), a corporation duly organized and existing under the laws of the State of Delaware, by its duly authorized officer, does hereby certify that:

1.       The Board of Directors of the Corporation has duly adopted resolutions (i) authorizing the Corporation to execute and file with the Secretary of State of the State of Delaware an amendment of the Corporation’s Amended and Restated Certificate of Incorporation, as amended (the “Restated Certificate”), to decrease the number of authorized shares as set forth below and (ii) declaring such amendment to be advisable and in the best interest of the Corporation.

2.       That, by written consent of a majority of all outstanding shares of stock entitled to vote on the matter dated June 22, 2021, resolutions were adopted approving such amendment to the Restated Certificate.

2.       Upon this Certificate of Amendment becoming effective, paragraph A of Article IV of the Restated Certificate is deleted in its entirety and replaced with the following:

“The total number of shares of all classes of stock which the Corporation shall have authority to issue is 755,000,000, consisting of 750,000,000 shares of Common Stock, $0.001 par value per share (the “Common Stock”), and 5,000,000 shares of Preferred Stock, $0.001 par value per share (the “Preferred Stock”).

3.       This Certificate of Amendment has been duly approved by the Board of Directors and stockholders of the Corporation in accordance with Sections 141(f), 228 and 242 of the General Corporation Law of the State of Delaware.

4.       This Certificate of Amendment shall become effective upon the filing of this Certificate of Amendment with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer this 2nd day of August, 2021.

NEXGEL, INC.,
a Delaware corporation

By:	/s/ Adam Levy
Name:	Adam Levy
Title:	Chief Executive Officer